SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                          August 18, 2006

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code                  612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On Aug. 22, 2006, the Xcel Energy Inc. board of directors authorized increases in several components of the non-employee director compensation.  Effective Sept. 1, 2006, the cash component of the annual retainer will be increased to $40,000.  In addition, members of the audit committee will receive an additional $5,000 retainer. Finally, on the first business day following the 2007 annual meeting of shareholders, each non-employee director will receive an award of stock equivalent units under the Stock Equivalent Plan for Non-Employee Directors of Xcel Energy (as approved by shareholders on May 20, 2004) representing $75,000 in cash value.  Following the change, compensation practices for non-employee directors of Xcel Energy is outlined in the following table:

	Prior to	After
	Aug. 31, 2006	Sept. 1, 2006
Annual Director Retainer	$35,000	$40,000
Board Meeting Attendance Fees (per meeting)	$1,500	$1,500
Telephonic Meeting Attendance Fees (per meeting)	$650	$650
Committee Meeting Attendance Fees (per meeting)	$1,500	$1,500
Additional Retainer for Committee Chair:
Governance, Compensation & Nominating Committee	$5,000	$5,000
Operations, Nuclear & Environmental Committee	$5,000	$5,000
Audit Committee	$10,000	$10,000
Finance Committee	$5,000	$5,000
Audit Committee Member Retainer	-	$5,000
Stock Equivalent Units	$64,000	$75,000

Item 8.01. Other Events

On April 14, 2006, Public Service Company of Colorado (PSCo), a wholly owned subsidiary of Xcel Energy, filed an application with the Colorado Public Utilities Commission (CPUC) to increase its base electric rates by approximately $210 million annually, which includes $30 million in purchase power capacity costs through an adjustment clause, referred to as the PCCA.  PSCo proposed an 11 percent return on equity and reflected a capital structure having 59.93 percent equity.  The CPUC suspended PSCo’s request to increase rates and set the matter for hearing.

On Aug. 18, 2006, PSCo received testimony from 11 intervenor groups, including the staff of the CPUC and the Office of Consumer Counsel (OCC). The intervenor testimony addressed a multitude of cost-of-service issues and recommended various reductions to PSCo’s requested increase.  The intervenors’ recommended increases ranged from $24.8 million to $91.4 million, exclusive of PCCA revenue.  The CPUC staff recommended an overall base rate increase of $70.5 million.  In addition, the staff generally agreed with PSCo’s proposal for a PCCA mechanism through Dec. 31, 2009.  The staff’s filed case incorporates a 9.5 percent return on equity, adopts PSCo’s recommended capital structure and reduces depreciation expense by $19.6 million annually.  The staff also uses an average-rate-base method to calculate the cost of the construction work in progress of the new 750-megawatt pulverized coal-fired unit being constructed at the existing Comanche generating plant near Pueblo, Colo., for which recovery will be included in current rates.

The OCC recommended an overall base rate increase of $24.8 million, which incorporates an 8.5 percent return on equity, adopts PSCo’s capital structure and reduces depreciation expense by $40.5 million annually.

PSCo’s rebuttal testimony is expected to be filed on Sept. 29, 2006 with hearings expected to commence on Oct. 23, 2006.  New rates are expected to become effective on or about Jan. 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

August 23, 2006